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                                                                   Exhibit 10.b.
                                                                   -------------

                    1992 MANAGEMENT INCENTIVE STOCK PLAN -
               PROVISIONS ADOPTING THE PERFORMANCE SHARE PROGRAM


     The BankAmerica Corporation 1992 Management Stock Plan provisions adopting (as of November 7, 1994) the Performance Share Program follow:


                            BANKAMERICA CORPORATION
                          1992 MANAGEMENT STOCK PLAN
                           PERFORMANCE SHARE PROGRAM


                                   ARTICLE I
                                   ---------
                                    PURPOSE
                                    -------


     The purpose of the Performance Share Program is to enhance the long-term corporate performance of BankAmerica Corporation and to align the interests of key senior executives more closely with those of shareholders by providing stock based incentive awards.

                                  ARTICLE II
                                  ----------
                                  DEFINITIONS
                                  -----------


     2.1 The following terms shall have the meanings set forth below, if capitalized:

             (a) "Award" means an award of Performance Share Units to an executive.

             (b) "Cash-Paid Stock Unit" means a contingent right to receive a cash payment equal to the Fair Market Value, as defined in Section 1.3(i) of the 1992 MSP, of a share of BankAmerica Corporation common stock on the date the unit vests.

             (c) "Committee" means the Executive Personnel and Compensation Committee of the Board of Directors of BankAmerica Corporation.

             (d) "Company" means BankAmerica Corporation and any subsidiary of which BankAmerica Corporation owns, directly or indirectly, 20 percent of the voting stock.

             (e) "Executive Officer" means an Executive Officer designated by the BankAmerica Corporation Board of

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Directors for federal securities law purposes.

             (f) "Participant" means an executive who has received an Award under this Performance Share Program. Each Participant shall be notified in writing of the number of Performance Share Units included in the Award and the target prices for vesting of each installment of the Award. Each Participant shall also be provided a copy of the Performance Share Program and 1992 MSP.

             (g) A "Performance Share Unit" consists of (1) .6 of a share of Restricted Stock, as defined in Section 1.3(p) of the 1992 MSP and (2) .4 of a Cash-Paid Stock Unit. The number of Performance Share Units included in each Award shall be divisible by 10 so that whole shares of Restricted Stock are issued.

     The Committee may in its discretion award Restricted Stock Units, as described in Section 1.3(q) of the 1992 MSP, in lieu of Restricted Stock if the Participant resides outside the United States or in other appropriate circumstances.

             (h) "1992 MSP" means the BankAmerica Corporation 1992 Management Stock Plan, as amended.

                                  ARTICLE III
                                  -----------
                            DETERMINATION OF AWARDS
                            -----------------------


     3.1 Each Executive Officer who is also a member of the Managing Committee of Bank of America NT&SA shall be eligible to participate in the Performance Share Program.

     3.2 On November 7, 1994, the Committee shall award Performance Share Units to each executive eligible to participate. In making the Awards, the Committee shall take into account such factors as the Committee deems appropriate to promote the purposes of this Performance Share Program, including, but not limited to, the level of responsibility of each executive and the ability of each executive to influence the results of BankAmerica Corporation.

     3.3 After November 7, 1994, if an officer is promoted to become an eligible executive or if an eligible executive commences employment with the Company, the Committee may award Performance Share Units to the executive in its discretion.

     3.4 All Awards shall be for a term of 3 years from November 7, 1994 and shall be subject to the restrictions described in Section 4.1.

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     3.5  All dividends paid on BankAmerica Corporation common stock shall be delivered directly to Participants for the Restricted Stock portion of their Performance Share Units. Participants who have been awarded Restricted Stock Units in lieu of Restricted Stock shall receive a payment for each unit equal to the amount of any dividend paid on BankAmerica Corporation common stock. Participants shall not receive a dividend equivalent payment for the Cash-Paid Stock Unit portion of their Performance Share Units.

                                  ARTICLE IV
                                  ----------
                      VESTING OF PERFORMANCE SHARE UNITS
                      ----------------------------------


     4.1  Awards shall vest as follows:

             (a) The Award shall vest separately in three equal installments provided the price of BankAmerica Corporation common stock attains the target price for each installment. The target price for the vesting of each installment shall be specified by the Committee and shall be equal to (1) the average closing price on the New York Stock Exchange for the 10 trading days preceding November 7, 1994, multiplied by (2) a factor representing a 15% compounded annual increase in such price for one year for the first installment, for 2 years for the second installment and for 3 years for the third installment.

     The target price for the vesting of an installment shall be attained only if the closing price of BankAmerica Corporation common stock on the New York Stock Exchange remains at or above the target price for at least 10 trading days in a period of 20 consecutive trading days. The Performance Share Units shall vest on the last day of the 20 consecutive trading day period.

             (b) The Award shall also vest if BankAmerica Corporation ranks 1 or 2 in total shareholder return relative to its peer banks for the term for the Award, unless within 90 days of the end of the term of the Award the Committee determines in its discretion that all or part of the Award shall not vest.

     Total Shareholder Return (TSR) for the term of the Award for BankAmerica Corporation and each peer bank shall be determined under the following formula:


  TSR = (Ending Stock Price less Starting Stock Price) plus Accrued Dividends
  ---------------------------------------------------------------------------
                             Starting Stock Price

            For this formula, starting and ending stock price will

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reflect the average closing price on the New York Stock Exchange for each trading day during the 10 trading days preceding the Award date and the last 10 trading days of the term of the Award, respectively.

     There shall be 14 peer banks consisting of BankAmerica Corporation and the 13 other largest banks or bank holding companies, measured by the amount of total assets, on the last day of the term of the Award. The 14 peer banks shall be ranked in order of TSR.

     4.2 The following shall apply if a Participant's employment with the Company ends prior to the date any portion of an Award would otherwise vest:

             (a) If a Participant's employment with the Company ends on account of normal retirement, death or disability, his or her Performance Share Units shall vest at time or times specified in Section 4.1 as if the Participant remained in employment.

             (b) If a Participant's employment with the Company ends (1) voluntarily without the consent of BankAmerica Corporation or (2) involuntary for cause for performance deficiencies, misconduct, dishonesty, negligence or any other violation of the standards of conduct of the Participant's employment with the Company, the Performance Share Units awarded to the Participant shall be immediately forfeited.

             (c) If a Participant's employment with the Company ends for any other reason, the Performance Share Units awarded to the Participant shall be forfeited unless, within 90 days of such termination of employment, the Committee determines in its discretion to permit the Participant to retain all or some of the Performance Share Units. In that event, any Performance Share Units retained by the Participant shall vest at the time or times specified in
Section 4.1 as if the Participant had remained in employment.


     4.3 Performance Share Units which vest shall be delivered and paid to the Participant as soon as practical after the Committee has certified that the performance goals have been satisfied. Performance Share Units which do not vest shall be returned to BankAmerica Corporation.

     4.4 Each Participant may designate one or more beneficiaries to receive any portion of the Participant's Performance Share Units which vest after the Participant's death by filing a beneficiary designation with the

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Committee. The beneficiary designation shall be on the form specified by the
Committee and the designation may be changed from time to time by the Participant. Only one beneficiary designation shall be in effect at any given time with respect to all Performance Share Units awarded to a Participant.


                                   ARTICLE V
                                   ---------
                               OTHER PROVISIONS
                               ----------------

     5.1 This Performance Share Program is governed by and subject to all the terms and conditions of the 1992 MSP. In case of any inconsistencies between the provisions of this Performance Share Program and the 1992 MSP, the 1992 MSP shall prevail. No modification, amendment, suspension or termination of the 1992 MSP shall have a material adverse affect on a Participant's rights to an Award, except with his or her written consent.

     5.2 A Participant may elect to defer the payment of all or part of the Cash-Paid Stock Unit portion of an Award by filing an irrevocable written election in the form specified by the Committee with the Committee within 30 days of the date of the Award. The deferral election shall not apply to any installment of an Award which vests within 30 days of such election. The deferred payment shall be treated as an Annual Incentive Award for purposes of the BankAmerica Corporation Deferred Compensation Plan and subject to the provisions of that plan as in effect from time to time.



[\BAC92STK.PL]

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